Vertical Longevity Pharma

We're developing a senolytic approach to reverse atherosclerosis – the leading cause of death – and extend healthy lifespan. Our platform targets aging at its root, with potential to treat multiple age-related diseases through a scalable, low-cost immunotherapy.


Vertical Longevity Pharma

Invest

$99.91 minimum investment

DEADLINE: January 16, 2026

in 3 months

SHARE PRICE
$0.97

TOTAL RAISED ON NETCAPITAL
$0

TOTAL RAISED THIS ROUND
$0

VALUATION THIS ROUND
$8,902,175

Reg CF offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION

Heart disease is the number one cause of death worldwide, and aging is its biggest driver. We started Vertical Longevity Pharma because we believe there's a better way to age.

We target aging, the greatest risk factor for all major causes of death worldwide.



Deaths Per 100,000 Per Year
10000
1000
100
10
1
0
15-24
25-34
35-44
45-54
55-64
65-74
75-84
85+
Age
Heart Disease
Cancer
Stroke
Emphysema
Pneumonia
Diabetes
Accidents
Kidney Disease
Alzheimer's

As a scientist and Army veteran, I've spent my life facing tough issues head on and finding solutions to complex problems. Our team is developing a therapy that helps the immune system clear out pathogenic cells that accumulate with age and fuel diseases like heart disease, Alzheimer's, kidney disease, and diabetes. In animal studies, these cells are linked to clogged arteries, inflammation, and reduced lifespan. By targeting them, we aim to reverse the damage and let the body rejuvenate naturally.

Atherosclerosis is driven by the buildup of plaque and is the leading cause of global death.



50% **of adults over 45 have plaques**
Plaques trigger heart attacks and strokes



20% **of deaths are cardiac related**
1 death every 33 seconds
805K **heart attacks occur annually**

We've already proven it works in mice. Now we're raising funds to test it in primates and move toward clinical trials.

But atherosclerosis is just the first step. Join us in changing how the world thinks about growing old.

SUCCESS TO DATE

- Protected the technology with **PCT patent application** covering multiple aspects to create a moat of opportunity.
- Demonstrated **plaque prevention and cardiac function restoration** in preclinical mouse studies using our lead candidate.
- Initiated **collaborations with Wake Forest University and conversations with Northwestern University** for a primate study and additional preclinical efficacy.
- **Secured early-stage funding commitments** from angel investors and our Tech Transfer office to support IND-enabling studies.
- Assembled a **cross-disciplinary founding team** with experience spanning immunology, aging biology, regulatory strategy, startup operations, and military leadership.
- Built an **expanded advisor network**, including experts in vascular biology, toxicology, and translational aging research.
- Targeting heart disease—a market exceeding **$144B globally,** with additional applications under review in chronic inflammation and age-related disease.

A Scientific Overview:



PROBLEM

Heart disease kills more people than any other cause worldwide.

Half of adults over age 45 have established clogs in their arteries, and over 800,000 Americans suffer a heart attack or stroke each year. Despite decades of research into cholesterol-lowering drugs and stents, the underlying clogs that trigger these events continue to grow. Current treatments only manage symptoms—they don't reverse the disease or clear the clogs.

The root cause? Pathogenic, damaged cells that linger in blood vessels, promote inflammation, and drive plaque formation as we age.

Patients are left with lifelong medication, rising risk, and no path to true recovery. Our customers are adults over age 35 facing a lifetime of pills with no cure in sight.

SOLUTION

What if a therapy could reverse the damage in your arteries and give you more healthy years with the people you love?

At Vertical Longevity Pharma, **we're developing that therapy**. At its core, it trains your immune system to clear out toxic, aging cells that drive heart disease and other age-related conditions. These pathogenic cells don't die when they should. Instead, they linger in blood vessels, trigger inflammation, and cause plaque to build up over time.

Our therapy works with the body, not against it. By removing these harmful cells, it gives the body a second chance at healing itself.

Why this matters:

- Current treatments for heart disease can slow it down, but they don't undo the damage. Our approach is designed to reverse it from the inside out. We're developing a durable, low-cost protection, especially for older adults who face the greatest danger.

What makes us different:

- Targets the root cause of disease: the pathogenic cell driver, not just cholesterol.
- Delivered as a low-cost immunotherapy, not a daily pill or toxic chemotherapy.
- Built on particles that mimic viruses without any infectious capacity—a proven, safe, scalable platform used in multiple FDA approvals.
- Backed by a PCT patent protecting multiple aspects of use, administration, diseases, and the material itself.
- Developed by a mission-driven team that includes scientists, veterans, and translational medicine experts.

A Deeper Dive:



Current treatments only delay the inevitable heart attack or stroke.


Statins Aren't Sufficient
Heart Attacks & Procedures (%)
0
2
4
6
8
10
12
Slowing is not enough
Placebo
Atorvastatin
Plaque clearance is required
0
0.5
1.0
1.5
2.0
2.5
3.0
3.5
Years after randomization


Ozempic Isn't Sufficient
Major Cardiac Events (%)
0
2.5
5.0
7.5
Diabetes Drug (DPP-4)
GLP-1 is not enough
GLP-1
Plaque clearance is required
0
0.5
1.0
1.5
2.0
Years after randomization

Removing target cells can prevent plaque growth in arteries.


Healthy Artery
Normal Life
Therapy


Removal Prevents Plaques in Arteries : 50%
**
Artery Plaque area (%)
0
10
20
30
Statins prevent 1% - 33%
Normal Life
Therapy

Removing target cells can clear existing plaques in arteries, offering a curative approach.



Aged Artery
Normal Life
Therapy
Removal Clears Plaques in Arteries : 40%
Artery Plaque Area (%)
50
40
30
20
10
0
**
Normal Life
Therapy
Artery Plaque Number
25
20
15
10
5
0
**
Normal Life
Therapy
True Reversal

We're not just focused on adding years to life. We're fighting to give people more life in their years.

—

BUSINESS MODEL

Business model includes a 3-dose series, yearly boosters, and multiple distribution channels.



Dose 1
Dose 2
Dose 3
Booster
$3K Per New Customer
$1K Annually
Distribution Channels
Rx
Hospitals & Providers
Pharmacies
US Government (Veterans)
Concierge & Longevity Clinics

Planned revenue streams:

- **Insurance reimbursement:** Heart attacks create massive costs for insurers, often leaving policies upside down for years. Our pricing strategy aims to be one-sixth the cost of comparable advanced therapies, offering leverage to become the new standard of care.
- **Healthcare providers:** Hospitals, cardiology clinics, and pharmacies are natural partners for delivery and distribution.
- **Public health programs:** State and federal initiatives seeking to reduce healthcare expenditures and preserve workforce productivity are potential partners.
- **Concierge and longevity clinics:** A rapidly expanding market that could drive early adoption and patient demand.
- **Global expansion:** Following initial U.S. market entry, we plan to expand access worldwide in regions with high prevalence of cardiovascular disease.
- **Scalability:** Our platform technology is modular, enabling expansion into additional age-related diseases in the future.

MARKET

Cardiovascular disease represents one of the largest and fastest-growing markets in healthcare, with multiple entry points across insurers, providers, government programs, and private clinics.

- Global Market: An estimated 815 million people worldwide are affected, representing a $144.1B market opportunity, with a compound annual growth rate (CAGR) of 4.5%.
- U.S. Market: In the U.S., approximately 92 million adults take—or should take—statins for heart disease management, representing a $22B serviceable addressable market.
- Serviceable Obtainable Market (SOM): Based on conservative assumptions, we believe our potential five-year obtainable market is 7.4 million patients.

Why this market is compelling:

- Payers: Every heart attack takes years to recover from, making insurers strong allies in adopting therapies that prevent events.
- Providers: Hospitals, cardiology clinics, and pharmacies are positioned to deliver our therapy at scale.
- Government programs: Heart disease is a leading cause of lost labor and rising Medicare/Medicaid expenditures, creating alignment with public health incentives.
- Concierge and longevity clinics: These clinics represent a fast-growing channel for early adoption among patients seeking advanced preventive care.

Cutting the $480B healthcare burden through heart attack prevention with payer-aligned pricing.


Global
Total Addressable Market
815M Globally
Market $144.11B
CAGR: 4.5%
USA (Statins)
Serviceable Addressable Market
92M Americans
$22.07B
5-year*
Serviceable Obtainable Market
7.4M
$11.5B
* Assumptions:
Single indication (atherosclerosis)
⅙ price relative to comparable

Sources: American Heart Association, Wikipedia Demographics, Allied Market Research, Precedence Research, US Statin Use, CAD US Market, American Heart Association (2023)

PRESS

Dr. David Scieszka and Vertical Longevity Pharma have been featured in multiple media outlets, highlighting both the scientific innovation and entrepreneurial leadership driving the company's mission.

Podcasts and Shows

- Optispan Podcast with Dr. Matt Kaeberlein – Discussion of the senolytic vaccine development process, preclinical data, and pathway toward human trials.
- Critical Mass Business Talk Show – Interview with Ric Franzi (June 2025) about scientific innovation and leadership in developing a vaccine targeting arterial plaque.
- International Collegiate Angels Network Podcast – Featured as the founder of Vertical Longevity Pharma, exploring investment opportunities in senolytic therapeutics.

News Articles and Features

- NMN.com – Coverage of VeLo's work on a tissue-rejuvenating, senolytic vaccine, with emphasis on preclinical progress and human trial planning.
- LiveForever Club – Profile of Dr. Scieszka's entrepreneurial journey and media appearances.
- UNM HSC News – Mention of Dr. Scieszka's research on neuroinflammation, linked to his broader aging research.

Academic and Social Mentions

- Aging and Longevity Tech Symposium - Featured expert panelist and pitch presenter
- LinkedIn – Recognition of PhD defense, biotech milestones, and thought leadership in longevity.
- The Toxicological Society – Highlighting Dr. Scieszka's dual PhD/MBA candidacy and academic contributions.

Recognition & Honors

- Recipient of multiple academic awards for scientific talks and research in aging biology.
- Selected to present at the Gordon Research Conference on the Biology of Aging (Spain) — one of the world's premier longevity science meetings.
- Earned fellowships and academic distinctions recognizing leadership at the intersection of science and innovation.

Professional Memberships

- Longevity Biotechnology Fellowship
- American Aging Association (AGE)
- Gerontological Society of America (GSA)
- International Longevity Alliance
- Society of Toxicology

Dr. David Scieszka has significantly contributed to the scientific progress of aging research through multiple peer-reviewed manuscripts.

Aging and Longevity-Focused Research

- Aging, longevity, and the role of environmental stressors – Frontiers in Toxicology (2023).
- Neurometabolomic impacts of modeled wildfire smoke and protective benefits of anti-aging therapeutics in aged female C57BL/6J mice – bioRxiv (2025).
- Biomass smoke inhalation promotes neuroinflammatory and metabolomic temporal changes in the hippocampus of female mice – Journal of Neuroinflammation (2023).
- Neuroinflammatory and neurometabolomic consequences from inhaled wildfire smoke–derived particulate matter in the Western United States – Toxicological Sciences (2022).

Additional Scientific Contributions

- NETome: A model to decode the human genome and proteome of neutrophil extracellular traps – Scientific Data (2022).
- Multi-omic assessment shows dysregulation of pulmonary and systemic immunity to e-cigarette exposure – Springer Respiratory Research (2023)
- Subchronic electronic cigarette exposures have overlapping protein biomarkers with chronic obstructive pulmonary disease and idiopathic pulmonary fibrosis – American Journal of Respiratory Cell and Molecular Biology (2022).

TEAM



Dr. David Scieszka
Founder and CEO

Dr. David Scieszka is a biomedical scientist and U.S. Army veteran with a PhD in Biomedical Sciences and an MBA in Innovation and Entrepreneurship. He has spent more than 15 years investigating the biology of aging, immunology, and cardiovascular disease, with first-author publications and multiple academic awards, including selection to present at the Gordon Research Conference on the Biology of Aging in Spain. At Vertical Longevity Pharma, he leads the development of a senolytic immunotherapy aimed at the cellular drivers of atherosclerosis, integrating rigorous translational science with disciplined execution. His motivation is straightforward: expand healthy years of life through accessible, evidence-based therapies that reduce suffering and deliver real value to patients, providers, and payers.



Zory Shaposhnik
Science and Business Advisor

Zory is a cardiovascular biologist turned operator who has led teams across research, product development, and company building. As a sitting CEO of his own company, he brings practical expertise in fundraising, partnerships, and go-to-market strategy, with a focus on capital efficiency and clear clinical milestones. His training in vascular biology aligns with Vertical Longevity Pharma's mission to target the cellular drivers of cardiometabolic disease using accessible, evidence-based interventions. At Vertical Longevity Pharma, Zory advises on preclinical and clinical strategy, trial design, and commercialization pathways to translate strong science into patient and payer value.



James Hamet
Business and Finance Advisor

James Hamet is a serial neurotech entrepreneur and operator who founded and leads Vistim Labs, a medtech company building AI-enabled diagnostics for cognitive and dementia care. He previously co-founded Neurable, a brain–computer interface startup, and brings hands-on experience taking deep-tech products from concept to commercial readiness. He is also a co-founder at MedRock Ventures, where he focuses on company building and capital strategy. At Vertical Longevity Pharma, James advises on fundraising strategy, capital stack design, and partnerships, aligning disciplined finance with translational science to accelerate patient and payer value.



Dr. Bryce Chackerian
Scientific Advisor

Dr. Bryce Chackerian is a leading expert in virus-like particle (VLP) technologies, with over 30 years of experience in vaccine development and immunotherapy. He holds more than eight patents and has published extensively on VLP design, antigen presentation, and translational applications for infectious disease and chronic conditions. His pioneering work has helped shape the field of particle-based vaccines, with several platforms advancing toward clinical use. At Vertical Longevity Pharma, Dr. Chackerian provides guidance on vaccine engineering, preclinical strategy, and platform scalability, ensuring the company's science is grounded in proven immunological innovation.



Dr. Kylie Kavanagh
Scientific Advisor and Study Design

Dr. Kylie Kavanagh is a comparative cardiovascular biologist and veterinarian who leads translational aging research in nonhuman primates at Wake Forest, where she serves as Scientific Director for the CTSI Nonhuman Primate Program. Her group investigates cardiometabolic aging and lifestyle interventions, including work showing that early time-restricted feeding improves HDL amount and function in primates independent of weight change. She co-authored the first preclinical senolytic trial in middle-aged primates evaluating dasatinib plus quercetin, generating translatable guidance for senolytic clinical trial design. With more than three decades of experience, she helps design welfare-centered, longitudinal NHP studies that integrate imaging and biomarker endpoints to accelerate therapies for cardiovascular disease and healthy aging.



Dr. Frank Vizesi
Business and Scientific Advisor

Dr. Frank Vizesi is an orthobiologics and bone-healing scientist-executive with 20+ years leading R&D and clinical translation in spine and orthopedic biomaterials. He is currently Chief Scientific Officer at Theradaptive and previously served as CSO at Orthofix, with prior leadership roles at SeaSpine and NuVasive guiding product development and evidence generation in spinal fusion and biologic implants. He has also served as Study Director on prospective clinical registries for orthobiologics, reinforcing a data-first approach to safety and outcomes. At Vertical Longevity Pharma, Dr. Vizesi advises on preclinical fracture-repair models and translational study design to de-risk first-in-human work and ensure biomaterial-immune compatibility.

INVESTOR INVITATION

Vertical Longevity Pharma's mission is both universal and practical. Nearly every family has been touched by heart disease, and aging affects us all. We are pursuing a disciplined, evidence-seeking path that aims to address the cellular drivers of atherosclerosis, with accessibility and cost in mind. This problem is personal, our solution is intelligible, and we've developed a plan that is measurable.

Our mission's importance

- **Personal relevance:** Heart disease is the leading cause of death worldwide, touching nearly every family, making the stakes higher than ever. This is about fathers being able to dance at their daughter's weddings and grandmothers holding their grandchildren. This is about providing hope for families where there was none before.
- **Clear, human outcome:** We aim to add healthy, independent years with the people who matter.
- **Integrity and rigor:** Veteran-led and science-first, we say what we know, what we are testing next, and what would change our minds.
- **Built for reach:** A platform designed for scale and affordability, aligning investor returns with real public-health benefit.

How investors would join the journey

- **Share the roadmap:** We plan to provide plain-language updates with clear milestones, rationales, and go or no-go criteria at each step.
- **Learn with us:** Short primers on the biology, trial design, safety, and ethics so you can track progress with confidence. Join our weekly open forum, held every Friday at 12:00 PM PST.
- **Open channels:** Regular Q&A sessions and concise briefings that surface questions and incorporate informed feedback.
- **Network effects:** Share with your friends, clinicians, operators, and payers to accelerate validation and access.
- **Impact lens:** As milestones land, you see tangible de-risking and a credible line of sight to improving health span at scale.

In short, investing here is an act of stewardship. It is a chance to help advance careful science against a problem that has touched nearly every household, and to participate in a transparent, stepwise effort where each milestone is shared, understood, and earned.

USE OF PROCEEDS

If the offering's maximum amount of $500,000 is raised:

Use	Value	% of Proceeds
Direct R&D Labor	$90,000	18.0%
Legal Fees	$20,000	4.0%
Sub-contract – Wake Forest CTSI	$100,000	20.0%
Consultants	$20,000	4.0%
Manufacturing Co-Development Initiation	$75,000	15.0%
Travel and Conferences	$11,250	2.2%
Human Epitope Optimization	$5,000	1.0%
Sub-contract – New South Wales	$60,000	12.0%
Additional R&D	$94,250	18.9%
Intermediary fees	$24,500	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in Vertical Longevity Pharmaceuticals, Inc. . This offering must reach its target of at least $10,000 by its offering deadline of January 16, 2026 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

9,692,964 shares
× $0.97 per share

$9,402,175 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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